EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal Fourth Quarter and 2017 Annual Financial Results
Record Annual Operating Revenues of $784.0 million - up 17%
Annual Net Income of $6.4 million
Loss per Share for the Quarter of $1.27, Annual EPS of $0.31
New York, NY – December 13, 2017 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization providing execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world, today announced its financial results for the fiscal fourth quarter and full fiscal year ended September 30, 2017.
Pre-tax earnings from operations for the fiscal 2017 fourth quarter of $24.5 million were reduced to a loss of $22.5 million by a bad debt expense of $47.0 million incurred in the physical coal business, conducted solely in our Singapore subsidiary, INTL Asia Pte. Ltd. The after tax loss for the quarter was $23.6 million, or $1.27 per share.
The Company’s fourth quarter operating performance, excluding the bad debt expense, was the best of the fiscal year. Highlights of our fourth quarter include:

•	Record operating revenues of $205.1 million, including interest income of $22.0 million as we continue to benefit from the rising interest rate environment;

•	Financial Agriculture and Energy OTC derivative transaction revenues were the highest in five quarters;

•	Strong growth in number payments made in our Global Payments segment, increasing 29% over prior year period.
The Company produced operating revenues of 784.0 million in fiscal 2017, an increase of 17% over fiscal 2016. Pre-tax earnings from operations for fiscal 2017 of $62.2 million were reduced to $15.2 million by the $47.0 million bad debt expense in the physical coal business.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated “Unfortunately, in the fourth quarter we recorded a bad debt charge in our physical coal business based in Singapore. We have exited this business and are taking a full write down of all amounts due to us.  We have been conducting an extensive review of what happened and have introduced new policies requiring controls and monitoring activities for new business start-ups. We believe this is an isolated event that does not impact our business on a go forward basis, as the physical coal business has not contributed significantly to income from operations. The net impact of this charge was $2.13 per share, however we recorded positive net earnings for the 2017 fiscal year. Our return on equity, before the coal business bad debt, for the fourth quarter was over 13%.”
“Excluding the impact of this charge, the fourth quarter was our strongest of the fiscal year and we are well placed for continued positive momentum as interest rates and volatility continue to increase as central banks withdraw.  Additionally, we continue to see growth in customers as consolidation in our industry continues and we believe we are increasingly seen as an attractive partner for clearing and execution in all major markets globally.”
The bad debt expense in the coal business includes amounts due to us from our coal supplier related to: coal paid for but not delivered; reimbursement of charges paid by INTL Asia Pte. Ltd. to its customers; and losses incurred related to the cancellation of open sales contracts. All remaining open sales contracts have been canceled. During our first quarter ending December 31, 2017, we expect to record additional bad debt expense of $1.0 million related to reimbursement due to us from the supplier for demurrage and other charges relating to contracts with delivery dates subsequent to September 30, 2017. We do not anticipate any additional bad debt expense in connection with the physical coal business. We have received an acknowledgment of debt and a note from the supplier, however, there is substantial uncertainty as to whether the supplier will be able to meet its financial obligations and the timing of any recovery. We are continuing our investigation into this matter and will pursue all legal avenues available to us.
On November 30, 2017, we amended the terms of our holding company three year syndicated committed loan facility to amend the calculation of certain covenants, allowing us to add back a portion of the bad debt on physical coal discussed above. This amendment was deemed effective as of September 30, 2017 and as a result of this amendment, we were in compliance with all covenants under our loan facilities as of September 30, 2017.

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in our Annual Report on Form 10-K to be filed with the SEC. The Annual Report on Form 10-K will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(Unaudited) (in millions, except share and per share amounts)	2017	2016	% Change	2017	2016	% Change
Revenues:
Sales of physical commodities	$12,187.0	$2,608.2	367%	$28,673.3	$14,112.0	103%
Trading gains, net	85.3	77.4	10%	332.2	321.2	3%
Commission and clearing fees	70.9	64.9	9%	283.4	224.3	26%
Consulting and management fees	17.3	14.7	18%	64.8	42.0	54%
Interest income	22.0	12.4	77%	69.7	55.2	26%
Other income	—	—	—%	0.2	0.2	—%
Total revenues	12,382.5	2,777.6	346%	29,423.6	14,754.9	99%
Cost of sales of physical commodities	12,177.4	2,599.0	369%	28,639.6	14,083.9	103%
Operating revenues	205.1	178.6	15%	784.0	671.0	17%
Transaction-based clearing expenses	35.1	32.0	10%	136.3	129.9	5%
Introducing broker commissions	26.9	28.1	(4)%	113.0	68.9	64%
Interest expense	12.0	7.5	60%	42.1	28.3	49%
Net operating revenues	131.1	111.0	18%	492.6	443.9	11%
Compensation and other expenses:
Compensation and benefits	73.0	66.2	10%	295.7	263.9	12%
Communication and data services	9.8	9.6	2%	39.4	32.7	20%
Occupancy and equipment rental	4.1	3.6	14%	15.2	13.3	14%
Professional fees	3.3	5.1	(35)%	15.2	14.0	9%
Travel and business development	3.7	3.1	19%	13.3	11.5	16%
Depreciation and amortization	2.6	2.0	30%	9.8	8.2	20%
Bad debts	0.4	(0.2)	n/m	4.3	4.4	(2)%
Bad debt on physical coal	47.0	—	n/m	47.0	—	n/m
Other	9.7	8.6	13%	37.5	29.4	28%
Total compensation and other expenses	153.6	98.0	57%	477.4	377.4	26%
Gain on acquisition	—	6.2	(100)%	—	6.2	(100)%
(Loss) income before tax	(22.5)	19.2	(217)%	15.2	72.7	(79)%
Income tax expense	1.1	2.4	(54)%	8.8	18.0	(51)%
Net (loss) income	$(23.6)	$16.8	(240)%	$6.4	$54.7	(88)%
(Loss) earnings per share:
Basic	$(1.27)	$0.91	(240)%	$0.32	$2.94	(89)%
Diluted	$(1.27)	$0.90	(241)%	$0.31	$2.90	(89)%
Weighted-average number of common shares outstanding:
Basic	18,485,150	18,063,665	2%	18,395,987	18,410,561	—%
Diluted	18,485,150	18,330,747	1%	18,687,354	18,625,372	—%
Internal Control over Financial Reporting:
We will disclose material weaknesses in our internal controls over financial reporting regarding the design, effectiveness and documentation of a continuous risk assessment process related to new business lines and certain ineffective process level controls related to our physical coal trading activities in Singapore. We believe these material weaknesses were isolated to the coal business and to our Singapore subsidiary, INTL Asia Pte. Ltd.

Gain on acquisition:
In our fiscal fourth quarter of 2016, we acquired the correspondent clearing and independent wealth management businesses of Sterne Agee and recognized a $6.2 million bargain purchase gain on the transaction in net income.
Interest Income/Expense:
Overall interest income increased $9.6 million to $22.0 million in the fourth quarter, as a result of both an increase in short term interest rates as well as the prior year quarter including unrealized losses on investments held in our interest rate management strategy. Average customer equity in the Financial Ag & Energy and Exchange-traded Futures & Options components of our Commercial Hedging and Clearing and Execution Services (“CES”) segments was $2.0 billion, increasing 1% in the fourth quarter compared to the prior year, which combined with an increase in short-term interest rates resulted in an aggregate $3.1 million increase in interest income in these businesses. Our domestic institutional fixed income business increased interest income $2.6 million in the fourth quarter over the prior year. In addition, interest income in the correspondent clearing business increased $0.3 million compared to the prior year.
In the fourth quarter, we recorded a minimal pre-tax realized loss on the closeout of our remaining U.S. Treasury notes held as part of our interest rate management strategy. The prior year period included a $3.6 million pre-tax unrealized loss on interest rate swaps and U.S. Treasury notes held as part of the strategy. These unrealized gains/losses are recorded in our Corporate unallocated segment. During the first quarter of fiscal 2017, we liquidated all of our interest rate swap positions held as part of the strategy. During the second quarter of fiscal 2017, we sold $865.0 million of U.S. Treasury notes. During the third quarter of fiscal 2017, we recorded a minimal pre-tax unrealized loss on the remaining U.S. Treasury notes held as part of the interest rate management strategy, and during the fourth quarter of fiscal 2017 we sold the remaining $290.0 million of U.S. Treasury notes held under this strategy. We also maintain interest earning cash deposits with banks, clearing organizations and counterparties.
The unrealized gains/losses on U.S. Treasury notes were reflected in interest income on the Condensed Consolidated Income Statements, while the unrealized gains/losses on interest rate swaps were included in trading gains, net. On a segment basis, these unrealized losses are reported in the Corporate unallocated segment, while the amortized earnings on these investments were included in the Commercial Hedging and CES segments. Under this strategy, we did not actively trade in such instruments and generally intended to hold these investments to their maturity dates, however as a broker-dealer, fluctuations in the unrealized marked-to-market (“MTM”) valuations of these investments are included in operating revenues in the period to which they relate. The table below reflects the after-tax impact on net income of these MTM fluctuations for the last eight fiscal quarters.

	Three Months Ended
(in millions)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
MTM (loss) gain on interest rate swaps	$—	$—	$—	$(1.0)	$(1.5)	$0.6	$2.3	$(2.7)
MTM (loss) gain on U.S. Treasury notes	(0.1)	—	(0.2)	(4.6)	(2.1)	2.1	4.6	(4.0)
Gross MTM (loss) gain	(0.1)	—	(0.2)	(5.6)	(3.6)	2.7	6.9	(6.7)
Tax effect (estimated at 39%)	—	—	0.1	2.2	1.4	(1.0)	(2.7)	2.6
After tax MTM (loss) gain on above	$(0.1)	$—	$(0.1)	$(3.4)	$(2.2)	$1.7	$4.2	$(4.1)
Interest expense increased 60% to $12.0 million in the fourth quarter compared to $7.5 million in the prior year. The increase in interest expense is primarily related to $3.3 million of higher expense from our domestic institutional fixed income business as well as increased activity and short-term rates resulting in higher costs in our Exchange-Traded Futures & Options and Equity Market-Making businesses. Additionally, increased credit line capacity and higher average borrowings outstanding on our corporate credit facility, available for working capital needs, and our physical commodity financing facility resulted in increased expense.

Non-interest Expenses and Key Operating Metrics:
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2017	2016	% Change	2017	2016	% Change
Variable compensation and benefits	$34.0	$32.2	6%	$138.7	$137.4	1%
Transaction-based clearing expenses	35.1	32.0	10%	136.3	129.9	5%
Introducing broker commissions	26.9	28.1	(4)%	113.0	68.9	64%
Total variable expenses	96.0	92.3	4%	388.0	336.2	15%
Fixed compensation and benefits	39.0	34.0	15%	157.0	126.5	24%
Other fixed expenses	33.2	32.0	4%	130.4	109.1	20%
Bad debts	0.4	(0.2)	(300)%	4.3	4.4	(2)%
Bad debt on physical coal	47.0	—	n/m	47.0	—	n/m
Total non-variable expenses	119.6	65.8	82%	338.7	240.0	41%
Total non-interest expenses	$215.6	$158.1	36%	$726.7	$576.2	26%
The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
	2017	2016	% Change	2017	2016	% Change
Volumes and Other Data:
Exchange-traded - futures and options (contracts, 000’s)	25,385.4	22,600.6	12%	99,148.4	99,667.4	(1)%
OTC (contracts, 000’s)	374.6	301.4	24%	1,410.0	1,380.8	2%
Global Payments (# of payments, 000’s)	172.8	134.3	29%	648.9	444.9	46%
Gold equivalent ounces traded (000’s)	49,113.1	22,275.7	120%	137,235.3	92,073.7	49%
Equity Market-Making (gross dollar volume, millions)	$20,505.1	$21,241.3	(3)%	$87,789.8	$88,518.8	(1)%
Debt Trading (gross dollar volume, millions)	$30,701.1	$28,489.3	8%	$133,352.3	$107,747.4	24%
FX Prime Brokerage volume (U.S. notional, millions)	$133,772.3	$152,173.4	(12)%	$620,917.8	$580,426.9	7%
Average assets under management in Argentina (U.S. dollar, millions)	$547.6	$544.3	1%	$564.9	$562.4	—%
Average customer equity - futures and options (millions)	$2,031.1	$2,019.1	1%	$2,015.9	$1,878.7	7%

Balance Sheet Summary:
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(in millions, except for per share amounts)	September 30, 2017	September 30, 2016
Summary asset information:
Cash and cash equivalents	$314.9	$316.2
Cash, securities and other assets segregated under federal and other regulations	$518.8	$1,136.3
Securities purchased under agreements to resell	$406.6	$609.6
Securities borrowed	$86.6	$—
Deposits and receivables from broker-dealers, clearing organizations and counterparties, net	$2,625.1	$1,761.4
Receivables and notes receivable from customers, net	$243.3	$213.4
Financial instruments owned, at fair value	$1,731.8	$1,606.1
Physical commodities inventory, net	$124.8	$123.8
Goodwill and intangible assets, net	$59.4	$56.6
Other	$132.1	$126.9

Summary liability and stockholders’ equity information:
Payables to customers	$3,072.9	$2,854.2
Payables to broker-dealers, clearing organizations and counterparties	$125.7	$260.1
Payables to lenders under loans and senior unsecured notes	$230.2	$227.3
Accounts payable and other accrued liabilities	$135.6	$161.3
Securities sold under agreements to repurchase	$1,393.1	$1,167.1
Securities loaned	$111.1	$—
Financial instruments sold, not yet purchased, at fair value	$717.6	$839.4
Other	$7.3	$7.1
Stockholders’ equity	$449.9	$433.8

Net asset value per share	$24.02	$23.53
Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2017	2016	% Change	2017	2016	% Change
Segment operating revenues represented by:
Commercial Hedging	$67.3	$54.1	24%	$244.6	$236.1	4%
Global Payments	22.1	19.1	16%	89.2	73.2	22%
Securities	36.4	39.2	(7)%	151.7	175.2	(13)%
Physical Commodities	11.8	15.1	(22)%	44.8	36.6	22%
Clearing and Execution Services	66.6	54.7	22%	259.8	151.1	72%
Corporate unallocated	0.9	(3.6)	n/m	(6.1)	(1.2)	408%
Operating revenues	$205.1	$178.6	15%	$784.0	$671.0	17%

The following table reflects segment income by segment for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2017	2016	% Change	2017	2016	% Change
Segment income (loss) represented by:
Commercial Hedging	$22.4	$14.5	54%	$72.8	$68.7	6%
Global Payments	12.8	10.6	21%	50.6	39.8	27%
Securities	9.1	14.9	(39)%	46.6	69.4	(33)%
Physical Commodities	(42.6)	9.1	(568)%	(31.4)	13.3	(336)%
Clearing and Execution Services	10.3	4.4	134%	30.4	14.8	105%
Total segment income	12.0	53.5	(78)%	169.0	206.0	(18)%
Reconciliation of segment income to income before tax:
Segment income	12.0	53.5	(78)%	169.0	206.0	(18)%
Costs, net not allocated to operating segments	34.5	34.3	1%	153.8	133.3	15%
(Loss) income before tax	$(22.5)	$19.2	(217)%	$15.2	$72.7	(79)%
Commercial Hedging
In our Commercial Hedging segment we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options on futures contracts, to basic over-the-counter (“OTC”) instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues increased 24% to $67.3 million in the fourth quarter compared to $54.1 million in the prior year. Exchange-traded revenues increased 3%, to $31.4 million in the fourth quarter, resulting primarily from increases in Ag, Energy and Renewable Fuels revenues which were partially offset by lower LME metals revenues. The increase in Ag, Energy and Renewable Fuels revenues were driven by a 15% increase in volumes, while the decline in LME revenues were driven by lower spreads in that business. Overall exchange-traded contract volumes increased 7%, with Ag, Energy and Renewable Fuels growth noted above, while LME volumes were flat with the prior year period. The average rate per contract was $5.13, an 5% decline versus the prior year quarter.
OTC revenues increased 59%, to $27.9 million in the fourth quarter with OTC volumes increasing 24% and the average rate per contract increasing 29%, to $71.56 compared to the prior year. These increases were primarily the result of increased customer volumes and a widening of spreads in the global grain and energy markets.
Consulting and management fees increased $0.2 million versus the prior year, while interest income, increased 77%, to $4.4 million compared to the prior year. The increase in interest income was primarily driven by an increase in short-term rates, as average customer equity declined 7% versus the prior year period.
Segment income increased to $22.4 million in the fourth quarter compared to $14.5 million in the prior year, primarily as a result of the increase in operating revenues which was partially offset by a $0.2 million increase in non-variable direct expenses, primarily compensation and benefits, clearing and related expenses and operations charges. Variable expenses, excluding interest, expressed as a percentage of operating revenues declined to 42% compared to 43% in the prior year, primarily as the result of a decline in introducing broker commissions.
Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities, non-governmental organizations (“NGOs”) and government organizations. We offer payments services in more than 175 countries and 140 currencies, which we believe is more than any other payments solution provider, and provide competitive and transparent pricing.
Operating revenues increased 16% to $22.1 million in the fourth quarter compared to $19.1 million in the prior year. The volume of payments made increased 29% as we continued to benefit from an increase in financial institutions and other customers utilizing our electronic transaction order system, however this was partially offset by a 10% decrease in the average revenue per trade.

Segment income increased 21% to $12.8 million in the fourth quarter compared to $10.6 million in the prior year. This increase was a result of the increase in operating revenues, partially offset by a $0.7 million increase in non-variable direct expenses versus the prior year period, primarily compensation and benefits and trade system costs. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 25% compared to 29% in the prior year.
Securities
In our Securities segment we provide value-added solutions that facilitate cross border trading in the equity markets as well as act as an institutional dealer in fixed income securities, including U.S. Treasuries, Federal Agency, Mortgage-Backed and Asset-Backed Securities to a customer base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies. In addition, we also originate, structure and place debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues decreased 7% to $36.4 million in the fourth quarter compared to $39.2 million in the prior year. Operating revenues in our Securities segment are comprised of activities in four product lines, Equity Market-Making, Debt Trading, Investment Banking and Asset Management.
Operating revenues in Equity Market-Making decreased 9% in the fourth quarter, to $12.9 million compared to the prior year. Gross dollar volume traded decreased 3%, while the average revenue per $1,000 traded declined 12% as volatility remained relatively low in the fourth quarter, leading to a tightening of spreads. Equity Market-Making operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in Debt Trading declined 7%, to $20.1 million in the fourth quarter compared to the prior year due to declines in our domestic institutional fixed income business.
Operating revenues in Investment Banking increased 80%, to $0.9 million compared to the prior year, led by the performance in our Argentina operations. Asset Management operating revenues decreased 3%, to $3.0 million in the fourth quarter compared to the prior year. Assets under management increased 1% to $547.6 million in the fourth quarter compared to $544.3 million in the prior year.
Segment income decreased 39% to $9.1 million in the fourth quarter compared to $14.9 million in the prior year, as a result of the decline in operating revenues as well as a $3.3 million increase in interest expense in our debt trading business. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 32% in the fourth quarter compared to 34% in the prior year, primarily as the result of a decline in variable clearing and related expenses and introducing broker commissions due to product mix.
Physical Commodities
In our Physical Commodities segment we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers and investors in precious metals, provide financing to commercial commodity-related companies against physical inventories, including grain, lumber, meats, energy products and renewable fuels and act as a principal to facilitate inputs to the renewable fuels and feed ingredient industries.
Operating revenues for Physical Commodities decreased 22% to $11.8 million in the fourth quarter compared to $15.1 million in the prior year.
Precious Metals operating revenues decreased 25% to $7.7 million in the fourth quarter compared to a record $10.3 million in the prior year. Operating revenues decreased from the prior year period despite a 120% increase in the number of ounces traded as a result of a 65% decrease in the average revenue per ounce traded.
Operating revenues in Physical Ag & Energy decreased 15% to $4.1 million in the fourth quarter compared to the prior year. The decrease in operating revenues is primarily due to a decline in feed ingredients and fats & oils operating revenues.
Physical Commodities recorded a segment loss of $42.6 million in the fourth quarter compared to $9.1 million of segment income in the prior year, primarily as a result of a $47.0 million bad debt charge in our Physical Ag & Energy business related to our Singapore physical coal business in INTL Asia Pte. Ltd. as well as the decline in operating revenues.
Clearing and Execution Services
Our Clearing and Execution Services (“CES”) segment provides competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in all major foreign currency pairs and swap transactions. Following our acquisition of the Sterne Agee’s correspondent securities clearing business, we are an independent full service provider to introducing broker-dealers (“IBD’s”) of clearing, custody, research, syndicated and security-based lending products and services, including a proprietary technology platform which offers seamless connectivity to ensure a positive customer experience through the clearing and settlement process. Also as part of this transaction, we acquired Sterne Agee’s independent wealth management business which offers a comprehensive product suite to retail customers nationwide.
Operating revenues increased 22% to $66.6 million in the fourth quarter compared to $54.7 million in the prior year.
Operating revenues in our Exchange-traded Futures & Options business increased 18% to $30.1 million in the fourth quarter compared to $25.6 million in the prior year due to a 14% increase in exchange-traded volumes and as the average rate per contract increased 2% compared to the prior year period. Interest income in the Exchange-traded Futures & Options business increased $1.2 million to $2.8 million in the fourth quarter primarily as a result of an increase in short-term rates and a 9% increase in average customer equity to $1.1 billion.
Operating revenues in our FX Prime Brokerage business decreased 14% to $4.3 million in the fourth quarter compared to $5.0 million in the prior year due to a 12% decrease in foreign exchange volumes.
Operating revenues in our Correspondent Clearing business increased 32% to $7.4 million in the fourth quarter compared to $5.6 million in the prior year. Included within these operating revenues, Correspondent Clearing had interest income of $1.2 million in the fourth quarter compared to $0.9 million in the prior year.
Operating revenues in our Independent Wealth Management business decreased 5% to $17.6 million in the fourth quarter compared to $18.5 million in the prior year.
On October 1, 2016, we acquired ICAP plc’s London-based EMEA oil voice brokerage business. In the fourth quarter, the Derivative Voice Brokerage business contributed $6.9 million in operating revenues.
Segment income increased 134% to $10.3 million in the fourth quarter compared to $4.4 million in the prior year, primarily as a result of the increase in operating revenues in the Exchange-traded Futures & Options and Correspondent Clearing businesses as well as the acquisition of the Derivative Voice Brokerage business. Segment income in the fourth quarter includes a $0.9 million quarterly charge to compensation and benefits per the terms of the acquisition of the oil voice brokerage business which will continue to be expensed through the end of fiscal 2018 based upon the employees’ continued employment. Variable expenses, excluding interest, as a percentage of operating revenues were 67% in the fourth quarter compared to 71% in the prior year.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, December 14, 2017 at 9:00 a.m. ET. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through December 21, 2017. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 6298765.
About INTL FCStone Inc.
INTL FCStone Inc., through its subsidiaries, is a leading provider of execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world.
Serving more than 20,000 customers in 130 countries on five continents, the company provides products and services across five market segments: commercial hedging, global payments, securities, physical commodities, and clearing and execution services. Our customers include the producers, processors and end users of virtually every major traded commodity, as well as asset managers, introducing broker-dealers, insurance companies, brokers, institutional and retail investors, commercial and investment banks, and governmental, non-governmental and charitable organizations. A Fortune 500 company headquartered in New York City, the company is listed on the Nasdaq under the ticker symbol “INTL”.
Further information on INTL is available at www.intlfcstone.com.

Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com